                                                             Exhibit (d)(12)(ii)

                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1"), dated as of October 18, 1999 between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Alliance Capital Management L.P., a Delaware limited partnership (the "Adviser").

     Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement dated as of May 1, 1999 (the "Agreement"), between them as follows:

1. New Portfolio. Equitable hereby appoints the Adviser as the investment adviser of the Alliance Money Market Portfolio, Alliance Intermediate Government Securities Portfolio, Alliance Quality Bond Portfolio, Alliance High Yield Portfolio, Alliance Balanced Portfolio, Alliance Conservative Investors Portfolio, Alliance Growth Investors Portfolio, Alliance Common Stock Portfolio, Alliance Equity Index Portfolio, Alliance Growth and Income Portfolio, Alliance Aggressive Stock Portfolio and the Alliance Small Cap Growth Portfolio, Alliance Global Portfolio, Alliance International Portfolio, (the "New Portfolios") on the terms and conditions contained in the Agreement.

2. Duration of Agreement. Section 9 of the Agreement is replaced in its entirety as follows:

     (a) The Agreement became effective with respect to the EQ/Alliance Premier Growth Portfolio on May 1, 1999 and become effective with respect to the New Portfolio on the date of this Amendment.

     (b) The Agreement will continue in effect with respect to the EQ/Alliance Premier Growth Portfolio until May 1, 2001 and may be continued thereafter pursuant to subsection (d) below.

     (c) The Agreement will continue in effect with respect to the New Portfolio until October 18, 2001 and may be continued thereafter pursuant to subsection
(d) below.

     (d) With respect to each Portfolio, this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the EQ Advisors Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) ("Independent Trustees") of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by this Agreement or (b) all the portfolios of the Trust.

3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio, is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

                                   ALLIANCE CAPITAL MANAGEMENT L.P.


THE EQUITABLE LIFE ASSURANCE       By:  ALLIANCE CAPITAL MANAGEMENT CORPORATION,
SOCIETY OF THE UNITED STATES       its General Partner


By:_____________________________   By:_____________________________
       Peter D. Noris                      Mark R. Manley
       Executive Vice President            Assistant Secretary

                                   APPENDIX A
                                       TO
                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

                                           ANNUAL
PORTFOLIO:                                 ADVISORY FEE:

EQ/ALLIANCE PREMIER GROWTH PORTFOLIO                    .50% of the Portfolio's daily net assets

                                           FIRST          NEXT         NEXT         NEXT         NEXT
PORTFOLIO:                                 $350MM        $400MM       $750MM     $1 BILLION   $2.5 BILLION    THEREAFTER
----------                                 ------        ------       ------     ----------   ------------    ----------
ALLIANCE INTERNATIONAL PORTFOLIO           0.750%         0.765%       0.705%       0.680%       0.660%          0.650%

ALLIANCE GLOBAL PORTFOLIO                  0.525%         0.540%       0.480%       0.430%       0.410%          0.400%

ALLIANCE AGGRESSIVE STOCK PORTFOLIO        0.475%         0.490%       0.455%       0.405%       0.380%          0.355%

ALLIANCE COMMON STOCK PORTFOLIO            0.325%         0.340%       0.305%       0.255%       0.235%          0.225%

ALLIANCE GROWTH & INCOME PORTFOLIO         0.400%         0.415%       0.405%       0.380%       0.360%          0.350%

ALLIANCE SMALL CAP GROWTH PORTFOLIO        0.650%         0.675%       0.650%       0.625%       0.600%          0.575%

ALLIANCE GROWTH INVESTORS PORTFOLIO        0.400%         0.415%       0.380%       0.330%       0.305%          0.280%

ALLIANCE BALANCED PORTFOLIO                0.300%         .315%        0.280%       0.230%       0.205%          0.180%

ALLIANCE CONSERVATIVE INVESTORS            0.325%         0.340%       0.305%       0.255%       0.230%          0.205%
PORTFOLIO

ALLIANCE HIGH YIELD PORTFOLIO              0.450%         0.465%       0.455%       0.430%       0.410%          0.400%

ALLIANCE QUALITY BOND PORTFOLIO            0.375%         0.390%       0.380%       0.355%       0.335%          0.325%

ALLIANCE INTERMEDIATE GOV'T                0.350%         0.365%       0.355%       0.330%       0.310%          0.300%
SECURITIES PORTFOLIO

ALLIANCE EQUITY INDEX PORTFOLIO            0.175%         0.190%       0.180%       0.155%       0.135%          0.125%

ALLIANCE MONEY MARKET PORTFOLIO            0.200%         0.215%       0.205%       0.180%       0.160%          0.150%